EXHIBIT 23 (a)

CONSENT of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-29288, 33-29290, 33-82258, 33-82260, 333-111263, 333-111264,and 333-117066) pertaining to X-Rite, Incorporated of our reports dated March 1, 2006 with respect to the consolidated financial statements and schedule of X-Rite, Incorporated and subsidiaries, X-Rite, Incorporated and subsidiaries management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of X-Rite, Incorporated and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young

Grand Rapids, Michigan

March 3, 2006